BILL OF SALE AND ASSIGNMENT

     Dirt Free Carpet & Upholstery Cleaning, Inc., a Texas corporation (hereinafter collectively called "Assignor"), for One Dollar ($1.00) and other valuable consideration, receipt of which is hereby acknowledged, by these presents does sell, assign, transfer and convey unto Venturi Technologies, Inc., a Nevada corporation (hereinafter called "Assignee"), its successors and assigns, the following described property, leases, licenses and intangible property:

          All tangible and intangible property, leases and licenses of every kind and description and wherever situated owned by Assignor or to which Assignor has any right, title or interest on the date hereof, excepting only those properties of Assignor listed on Schedule "A" annexed hereto or covered by the License Agreement between the parties hereto, and including, without limitation, all of Seller's Assets as defined in a certain Agreement of Purchase and Sale of Assets, dated as of ___________
     , 1998 between Assignor as Seller and Assignee as
     Purchaser (the "Agreement"), which includes, without limitation, the following:

          (i)  All cash on hand and in bank accounts,
     notes and loans receivable from customers, employees and others, marketable securities and investments, merchandise and all other inventories, packaging and shipping materials and other supplies and supply inventories, prepaid insurance, prepaid interest and other prepaid items and deposits, cash surrender values of all life insurance policies, contracts, choses in action and causes of action, claims and rights of recovery or setoff of every kind or character arising out of transactions or events occurring on or prior to the date hereof irrespective of the date on which any such cause of action, claim or right may arise or accrue;

          (ii)  All fixed assets including, without
     limitation, leaseholds and leasehold improvements, fixtures, machinery, tools, equipment, cars and trucks;

          (iii)  All Books and records of Assignor;

          (iv) All contracts, agreements and understandings to which Assignor is a party or by which Assignor may have any rights or obligations, subject to the terms therof; and

          (v) All rights to use vendors, suppliers, dealers, brokers and others, and all rights to deal with and sell to customers, to use premises used by Assignor, and to rename, sell, buy, lease or assemble all assets of Assignor.

     Assignee hereby assumes and agrees to keep, perform and fulfill all of Assignor's obligations arising after the date hereof with respect to any of the leases, licenses and intangible property transferred and assigned hereunder.

     TO HAVE AND TO HOLD said rights, claims, causes of action, property, assets, business and goodwill, as a going concern, unto the said Assignee, its successors and assigns, to and for its use forever, subject to any other agreements between the parties hereto.

     AND, Assignor does hereby warrant, covenant and agree that it:

          (a)  has good and marketable title to the
     properties and assets hereby sold, assigned, transferred, conveyed and delivered, subject to such liens and other encumbrances as are disclosed in the Agreement or any schedules or exhibits thereto; and

          (b) will warrant and defend the sale of, and title to, said properties and assets against all and every person or persons whomsoever claiming or to claim against any or all of the same.

     IN WITNESS WHEREOF, Assignor has caused this instrument to be duly executed effective this ___ day of _________, 1998.

                              ASSIGNOR:
                              DIRT FREE CARPET & UPHOLSTERY
                              CLEANING, INC., a Texas
                              corporation



                              By:
                                  Its:


                              ASSIGNEE:
                              VENTURI TECHNOLOGIES, INC.
                              a Nevada corporation



                              By:
                                   Its:

                                   SCHEDULE "A"

             (To Bill of Sale and Assignment)


               Excluded Property and Assets